UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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VIVOS THERAPEUTICS, INC.
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Vivos Therapeutics, Inc.

Supplemental Proxy Materials
For the Annual Meeting of Stockholders on September 22, 2023

September 6, 2023

Dear Fellow Stockholders,

As we approach our 2023 Annual Meeting of Stockholders on September 22, 2023, I am encouraged by the progress we have made this year. Vivos has the right vision to address the national crisis of sleep apnea breathing related sleep conditions arising from certain dentofacial abnormalities. Equally as important, Vivos has a growing product suite across a range of price points to deliver solutions that have been proven time and time again in both clinical studies and in actual practice to reverse or eliminate sleep apnea in a majority of patients without lifelong nightly intervention.

By practically any measure, we believe our solutions are superior to everything else on the market. In general, Vivos treatment is less expensive, less invasive, more effective, more comfortable, longer lasting, as safe as CPAP and safer than neuro stimulation implants. Yet those technologies, despite being undesirable last resorts, continue to dominate the marketplace, and the companies behind them command multi-billion dollar market capitalizations. We believe that dynamic is changing as more dentists, medical doctors, hospitals and other healthcare providers and patients become aware of Vivos as a first-line solution. But we need your support — there are simply far too many patients counting on us to prevail.

Before the Labor Day holiday, we mailed you our 2023 Annual Meeting proxy statement describing several proposals to vote on at our September 22 annual meeting. Your vote is extremely important. Please take the time to vote today. We have retained Laurel Hill Advisory Group as our proxy solicitor for this meeting. You may receive a call from Laurel Hill to offer assistance with your vote, and you can also call Laurel Hill at (888) 742-1305 if you have any questions or need assistance with voting your proxy.

To continue our momentum, we urge all our stockholders to vote “FOR” for each of the our proposals contained within the proxy materials as each proposal is vital for our future success. Here’s why:

1. Proposal 4 (Reverse Stock Split Proposal). Although listed as Proposal 4 in our proxy statement, this proposal is perhaps the most important one we are putting before our stockholders this year as its passage will help ensure our continuing existence as a Nasdaq-listed company. Technically, Proposal 4 is a proposal to approve an amendment to our Certificate of Incorporation to effect a reverse stock split of our common stock at a ratio of between one-for-ten and one-for-thirty, with such ratio to be determined at the sole discretion of our board of directors.

Nasdaq requires listed companies to trade above $1.00 per share or risk being delisted. As previously reported, we have until September 20, 2023 to provide Nasdaq with a plan to get our stock price back up over that minimum price, and if that plan is accepted, we would likely be given an additional 180 days to regain compliance with this rule. One way to regain compliance is to execute a reverse stock split. As of this time, we do not know how much of a reverse split will be required, so we have asked stockholders to approve a split ratio in a range, with the ultimate ratio being set be our Board of Directors (assuming stockholder approval of Proposal 4).

A reverse split would affect our price per share but not the total value of all shares owned at the time of the split. By having our stock priced well above $1.00, we would avoid delisting and could be considered “investment eligible” by many institutional investment funds that are currently precluded from investing in stocks that trade below $1.00. Therefore, we highly recommend voting “FOR” Proposal 4.

2. Proposal 1 (Increase in the Size of Our Stock Option and Stock Issuance Plan). Proposal 1 is a proposal to increase the number of shares of our common stock authorized to be issued pursuant to the 2019 Plan by 2,000,000 shares from an aggregate of 2,366,667 shares to an aggregate of 4,366,667 shares.

In coming years, we will need to recruit and retain the highest caliber of healthcare executives who will take this company to the next level, and that requires equity in the form of option and stock grants. We have not requested any additions to our 2019 Option and Stock Issuance Plan since 2021, and we believe this increase is reasonable based on market standards. Proposal 1 is a request to add 2 million shares to the Plan, and we recommend that you vote “FOR” this proposal.

3. Proposal 2 (Election of Directors). Our Board of Directors is a multidisciplinary group of senior professionals who have served this company with great dedication and distinction. All of our directors save one are “independent”. They are actively assisting with government proposals, clinical research opportunities, and much more. Therefore, we highly recommend you vote “FOR” Proposal No. 2 and elect all of our sitting directors to serve until our 2024 Annual Meeting of Stockholders or their successor is duly elected and qualified, unless they resign, are removed or otherwise are disqualified from serving as a director of our company.

4. Proposal 3 (Ratification of Auditors). Earlier this year, our management and Board came to conclusion that it was time to change auditors. Moss Adams is a superb audit firm with plenty of public company experience, and to date our interactions with them have been very positive. Therefore, we recommend that you vote “FOR” for Proposal No 3 to ratify the appointment by the Audit Committee of our Board of Directors of Moss Adams LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023.

I wish to thank all of our stockholders for your continued support and look forward to the remainder of 2023 and beyond as we seek to fulfill our mission and drive value for our investors.

Sincerely,

/s/ Kirk Huntsman
R. Kirk Huntsman
Chairman and CEO